FORM 3
             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

         INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934, Section 17(a) of the Public Utility Holding Company Act of
1935 or Section 30(f) of the Investment Company Act of 1940

1.   Curtis              Jerry               L.
     (Last)             (First)             (Middle)

     1215 West Crosby Road
     (Street)

     Carrollton          Texas                75006
     (City)              (State)             (Zip)

2.   Date of Event Requiring Statement (Month/Day/Year)

          May 18, 1998

3.  IRS or Social Security Number of Reporting Person
    (Voluntary)

4.  Issuer Name and Ticker or Trading Symbol
    Optek Technology, Inc.

5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

   X   Director                    10% Owner
   X   Officer (give               Other (specify
       title below)                below)

          President and Chief Operating Officer

6.   If Amendment, Date of Original (Month/Year)

7.   Individual or Joint/Group Filing (Check Applicable Line)
     X    Form filed by One Reporting Person
          Form filed by More than One Reporting Person

TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1.   Title of Security:  Common Stock, par value $0.01 per share

2.   Amount of Securities Beneficially Owned: None

3.   Ownership Form:  Direct (D) or Indirect (I):

4.   Nature of Indirect Beneficial Ownership:

TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS,
CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1.   Title of Derivative Security:  Stock Option

2.   Date Exercisable and Expiration Date (Month/Day/Year):

     Date Exercisable              Expiration Date
         (1)                       5/17/08

3.   Title and Amount of Securities Underlying Derivative
     Security

          Title                    Amount or Number of Shares
          Common Stock             100,000

4.   Conversion or Exercise Price of Derivative Security:
          $22.4375

5.  Ownership Form of Derivative Security:  Direct (D) or
     Indirect (I): D

6.  Nature of Indirect Beneficial Ownership:

Explanation of Responses:
(1) Options to vest in increments of 33 1/3% as of May 18, 1999, 2000 and 2001.

                              /s/ Jerry L. Curtis
                             Signature of Reporting Person

                              May 21, 1998